UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14A-12

BANK OF FLORIDA CORPORATION

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock and Series B Preferred Stock

(2)	Aggregate number of securities to which transaction applies: 12,842,298 shares of common stock and 172 shares of Series B Preferred Stock

(3)	Per unit price of other underlying value of transaction compute pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: $4,250,000, based upon the aggregate cash on hand and expected cash to be received

(5)	Total fee paid: $494.00

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 18, 2011

Dear Fellow Shareholders:

A Special Meeting of Bank of Florida Corporation’s Shareholders will be held at our corporate headquarters, located at 850 Park Shore Drive, Suite 204, Naples, Florida 34103, on Tuesday, April 26, 2011, at 9:00 a.m.

The Notice of a Special Meeting of Shareholders and Proxy Statement attached to this letter describe the formal business that will be transacted at the Special Meeting, primarily the amendment of our Restated Articles of Incorporation, the approval of an Asset Purchase Agreement pursuant to which our wholly-owned subsidiary, Florida Trust Company, will sell essentially all of its assets, and the approval of a Plan of Liquidation and Dissolution pursuant to which we will distribute all of our assets and authorize the dissolution of our corporate existence.

It is expected that our assets will not be sufficient to pay all cumulated and unpaid dividends on our Series B Preferred Stock and to satisfy the liquidation preference of such shares. As such, holders of shares of common stock are likely to receive no distribution for their shares.

We have been advised that following our dissolution, each holder of our common stock will be able to consider the shares of our common stock to have no value and, therefore, be able to treat any investment in our common stock as a capital loss for Federal income tax purposes. Each taxpayer’s circumstances may be different, however, and you should consult with your own tax advisor relative to your shares of common stock.

Our directors and our Chief Executive Officer will be present at the Special Meeting to respond to any questions. Regardless of the number of shares that you own, your vote is important. Please sign and date the enclosed Proxy Card or voting instruction form promptly and return it in the postage-paid envelope which has been provided. If you prefer to vote in person at the Special Meeting, you will be given that opportunity, as well.

Sincerely,

/s/ Joe B. Cox
Joe B. Cox
Chief Executive Officer

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2011

A Special Meeting of Shareholders of Bank of Florida Corporation (the “Corporation”) will be held at the Corporation’s corporate headquarters, located at 850 Park Shore Drive, Suite 204, Naples, Florida 34103, on Tuesday, April 26, 2011, at 9:00 a.m. At the meeting, the following items will be presented and voted upon:

Proposal 1 – Approval of an amendment to the Corporation’s Restated Articles of Incorporation to remove the supermajority approval requirement for a liquidation of the Corporation;

Proposal 2 – Approval of an Asset Purchase Agreement pursuant to which the Corporation’s wholly-owned subsidiary, Florida Trust Company, will sell essentially all of its assets to IBERIABANK;

Proposal 3 – Approval of a Plan of Liquidation and Dissolution pursuant to which the Corporation will distribute all of its assets and effect the dissolution of its corporate existence; and

Proposal 4 – Adjournment of the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing proposals.

The Board of Directors has fixed the close of business on March 7, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. You are encouraged to complete the enclosed Proxy Card or voting instruction form and return it in the postage prepaid, pre-addressed envelope. If you would like to vote in person, you will be permitted to revoke your proxy by attending the meeting and voting at that time.

By Order of the Board of Directors,

/s/ Joe B. Cox
Joe B. Cox
Chief Executive Officer

Naples, Florida

March 18, 2011

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is being furnished to Bank of Florida Corporation’s (the “Corporation”) shareholders of record as of March 7, 2011. By this mailing, the Board of Directors is soliciting proxies for use at a Special Meeting of the Corporation’s shareholders to be held on April 26, 2011 (“Special Meeting”). This document provides important information about the matters to be considered at the Special Meeting and is first being mailed to our shareholders on or about March 18, 2011.

It is important that your shares are represented by proxy, or that you will be present to vote in person at the Special Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card or voting instruction form and return it, signed and dated, in the enclosed postage-paid envelope. Even if you are planning to attend the Special Meeting, we are also requesting that you submit the Proxy Card or voting instruction form. This will ensure that your shares are voted in the event you find that you will not in fact be able to attend the Special Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

When and where is the Special Meeting?

¿	Tuesday, April 26, 2011

¿	9:00 a.m.

¿	Corporate Headquarters

850 Park Shore Drive, Suite 204

Naples, Florida 34103

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON APRIL 26, 2011

A copy of this Proxy Statement, as well as the Corporation’s 2009 Annual Report on Form 10-K are also available to shareholders via the Internet at http://www.RRDEZProxy.com/2011/BOFL.

What matters are being considered and what is the recommendation of our Board?

The Board recommends that you vote:

▶ FOR – Proposal 1 – Approval of an amendment to the Corporation’s Restated Articles of Incorporation to remove the supermajority approval requirement for a liquidation of the Corporation;

▶ FOR – Proposal 2 – Approval of an Asset Purchase Agreement pursuant to which the Corporation’s wholly-owned subsidiary, Florida Trust Company, will sell essentially all of its assets to IBERIABANK;

▶ FOR – Proposal 3 – Approval of a Plan of Liquidation and Dissolution pursuant to which the Corporation will distribute all of its assets and effect the dissolution of its corporate existence; and

▶ FOR – Proposal 4 – Adjournment of the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing proposals.

If you do not indicate a preference, the proxy holders will vote in accordance with the Board’s recommendations.

SUMMARY TERM SHEET

The Corporation is holding the Special Meeting to vote on a series of matters designed to ultimately result in the liquidation and dissolution of the Corporation. The essential details of these matters include:

➢	Approval of an amendment to the Corporation’s Restated Articles of Incorporation to reduce the vote required to approve liquidation from a two-thirds majority to a simple majority.

➢	The proposed amendment is designed to make it easier to reach the necessary vote to effect the liquidation and dissolution of the Corporation.

➢	Since the failure of our three bank subsidiaries in May 2009, Florida Trust Company (the “Trust Company”) has represented all of our business activities.

➢	We have determined that it is not in our shareholders’ best interest to continue to operate the Trust Company as an independent business.

➢

Therefore, we are seeking shareholder approval of our agreement to sell the Trust Company’s assets to IBERIABANK in exchange for an initial payment of $656,728 and an additional payment of up to $743,272, which is contingent upon IBERIABANK retaining the Trust Company’s customers.

➢

To wind down our affairs and dissolve our corporate existence, we are also seeking approval of a Plan of Liquidation and Dissolution, pursuant to which we will liquidate all of our assets and distribute to our security holders the remaining cash, which we expect to be less than $3.2 million.

➢

Prior to making any distribution to our common stockholders, we are obligated to pay to the holders of shares of our Series B Preferred Stock aggregated cumulated and unpaid dividends and liquidation preferences in excess of $4.8 million.

➢	We do not, therefore, expect to have any remaining cash to distribute to our common stockholders.

VOTING PROCEDURES

Who is entitled to vote at our Special Meeting and what constitutes a quorum?

Only holders of record of our common stock at the close of business on March 7, 2011, the shareholder record date, will be entitled to vote at the Special Meeting. Record holders representing a majority of our outstanding common stock, present in person or represented by proxies, constitute a quorum.

What are the voting rights of our shareholders?

In accordance with Florida law, Proposal 1, approval of an amendment to the Corporation’s Restated Articles of Incorporation to remove the supermajority approval requirement for a liquidation of the Corporation, requires the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock.

Also in accordance with Florida law, Proposal 2, the approval of an Asset Purchase Agreement pursuant to which the Corporation’s wholly-owned subsidiary, Florida Trust Company, will sell essentially all of its assets to IBERIABANK, will require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock.

If Proposal 1 is adopted by the Corporation’s shareholders, Proposal 3, the approval of a Plan of Liquidation and Dissolution pursuant to which the Corporation will distribute all of its assets and effect the dissolution of its corporate existence, will require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock, in accordance with Florida law. If Proposal 1 is not adopted by the Corporation’s shareholders, Proposal 3 will require the affirmative vote of the holders of not less two-thirds of the outstanding shares of Corporation common stock.

In accordance with Florida law, Proposal 4, the adjournment of the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing matters requires the affirmative vote of the holders of a majority of the shares of Corporation common stock present at, or represented by proxy, at the Special Meeting.

The number of shares of our common stock outstanding as of March 7, 2011, was 12,842,298, held by approximately 434 shareholders of record. Each share of common stock entitles its owner to one vote upon each matter to come before the Special Meeting.

A shareholder may abstain with respect to any item submitted for shareholder approval. Abstentions will be counted as being present for purposes of determining the existence of a quorum, but will not be counted as voting in favor of any proposal brought before the Special Meeting. Therefore, an abstention as to Proposal 1, Proposal 2 or Proposal 3 will have the same effect as a vote against that proposal.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held.

Shares Held of Record. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing, and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

Shares Held in Brokerage Accounts. If you own shares through a brokerage firm (i.e., shares held in “street name”), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your broker on how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, dating, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

In addition, if your shares are held in street name, under certain circumstances your brokerage firm may be permitted to vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters. When a firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a routine matter, but rather not counted at all for these matters. Only Proposal 4 is considered a non-routine matter.

Who can attend our Special Meeting?

If you own common stock of record, you may attend the Special Meeting and vote in person, regardless of whether you have previously voted by Proxy Card. If you own common stock through a brokerage account, you may attend the Special Meeting, but in order to vote your shares at the Special Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Special Meeting by one of the methods described above, even if you plan on attending the Special Meeting, so we will be able to determine in advance if a quorum is present. You may change or revoke your proxy at the Special Meeting in the manner described below, even if you have already voted and mailed in your Proxy Card or voting instruction form.

May I change my vote after I mail my Proxy Card or Voting Instruction Form?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation, or a duly executed Proxy Card bearing a later date, or by attending the Special Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Special Meeting.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding the only shareholder known to us to be the beneficial owner of 5% or more of the outstanding shares of the Corporation common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Rooney Holdings, Inc./Francis Rooney 1400 Gulf Shore Blvd. North, Suite 184 Naples, Florida 34102	936,394	*	7.29%

*	As disclosed in a Form 4/A filed with the Securities and Exchange Commission on June 8, 2008.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table and the footnotes on the following page contain information regarding the beneficial ownership of our common stock of our directors and non-director executive officers as of March 1, 2011. The percentage held by each person reflects the number of shares that the person owns, plus the number of shares that the person has the right to acquire pursuant to stock options or warrants that are presently exercisable or which become exercisable within the next 60 days.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Donald R. Barber	70,590	5,760	0.57%
Joe B. Cox	100,856	—	0.79%
Bradford G. Douglas	70,924	2,880	0.57%
John B. James	60,391	2,880	0.49%
Edward A. Morton	7,056	2,880	0.08%
Michael T. Putziger	367,595	4,320	2.90%
Ramon A. Rodriguez(4)	41,791	2,880	0.35%
Terry W. Stiles	3,000	2,880	0.05%

All Directors and Executive Officers as a Group (8 individuals)	722,203	24,480	5.78%

(Footnotes to follow on next page)

(1)	Includes shares for which the named person:
•	has sole voting and investment power;
•	has shared voting and investment power with a spouse, or
•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Includes shares that may be acquired by exercising warrants that are currently exercisable or which become exercisable within 60 days of the record date.
(3)

The determination of “beneficial ownership” of our common stock is based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares.

(4)	Mr. Rodriguez’s spouse holds 1,500 shares directly.

PROPOSAL 1 – APPROVAL OF AN AMENDMENT TO THE CORPORATION’S

RESTATED ARTICLES OF INCORPORATION

TO REMOVE THE SUPERMAJORITY APPROVAL REQUIREMENT

FOR A LIQUIDATION OF THE CORPORATION

The Corporation’s Restated Articles of Incorporation currently require that certain transactions be approved by a supermajority of the Corporation’s shareholders. One of those requirements is that a liquidation of the Corporation must be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Corporation common stock. Specifically, the proposed amendment will delete Section 3(d) of Article VIII and adjust punctuation elsewhere in Section 3 of Article VIII of the Corporation’s Restated Articles of Incorporation, as illustrated in Appendix A to this Proxy Statement (the “Amendment”).

The approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock.

Reasons for the Amendment

On May 28, 2010, the Corporation’s three bank subsidiaries were closed by the Florida Office of Financial Regulation (the “OFR”) and placed into receivership with the Federal Deposit Insurance Corporation (the “FDIC”), leaving Florida Trust Company as the Corporation’s only operations and potential source of income. As discussed in Proposal 2, below, Florida Trust Company has agreed to sell essentially all of its assets to IBERIABANK and will cease operations thereafter. As a result of these events, the Corporation’s Board of Directors has adopted a Plan of Liquidation and Dissolution, which is intended to effect the liquidation and distribution of all of the Corporation’s remaining assets. To increase the likelihood of the Corporation’s shareholders approving the Plan of Liquidation and Dissolution, pursuant to Proposal 3, below, the Board has proposed adopting the Amendment.

Effect of Adopting or Rejecting the Amendment

If the Amendment is adopted by the Corporation’s shareholders it will take immediate affect. Therefore, the adoption of Proposal 3 will be governed by general Florida corporate law and its adoption will require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock. If the amendment is rejected by the Corporation’s shareholders, adoption of Proposal 3 will continue to require the approval the holders of not less than two-thirds of the outstanding shares of Corporation common stock.

The Board of Directors Unanimously Recommends that Shareholders Vote “FOR”

the Approval of an Amendment to the Corporation’s Restated Articles of Incorporation to Remove

the Supermajority Approval Requirement for a Liquidation of the Corporation

PROPOSAL 2 – APPROVAL OF AN ASSET PURCHASE AGREEMENT PURSUANT

TO WHICH THE CORPORATION’S WHOLLY-OWNED SUBSIDIARY,

FLORIDA TRUST COMPANY, WILL SELL ESSENTIALLY

ALL OF ITS ASSETS TO IBERIABANK

On February 21, 2011, the Corporation’s wholly-owned subsidiary, the Trust Company, entered into an Asset Purchase Agreement (the “Agreement”) with IBERIABANK (the “Acquirer”). A copy of the Agreement is attached to this Proxy Statement, and incorporated herein by reference, as Appendix B. The following disclosure is qualified in its entirety by the contents of the Agreement. To the extent this disclosure differs from the terms of the Agreement, the terms of the Agreement shall control.

The approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock.

Summary of the Transaction

Pursuant to the Agreement, the Acquirer will acquire essentially all of the assets of the Trust Company, including all rights to the Trust Company’s client files, operating information, and furniture, fixtures and equipment (the “Assets”). As consideration for the Assets, the Acquirer will pay to the Trust Company an initial payment of $656,728 and a contingent payment of up to $743,272 (the “Transaction”). The contingent payment will be paid 360 days after the consummation of the Transaction and will be determined based on the amount of revenue the Acquirer receives during that period from former Trust Company clients.

In conjunction with the Transaction, the Trust Company also intends to undertake voluntary liquidation as permitted by Florida law and, therefore, cease operations and terminate its corporate existence. As part of that process, all assets of the Trust Company (essentially its cash) will be distributed to the Corporation as the Trust Company’s sole shareholder.

Relation to the Corporation’s Plan of Liquidation and Dissolution

In addition to seeking shareholder approval of the Agreement, the Corporation is simultaneously seeking approval of a Plan of Liquidation and Dissolution, pursuant to Proposal 3. The Agreement is an inherent part of implementing the Plan of Liquidation and Dissolution, which incorporates by reference the Agreement.

Upon adoption of the Plan of Liquidation and Dissolution, the Corporation will wind up its affairs and distribute its assets. It is expected that the assets of the Corporation will not be sufficient to pay all cumulated and unpaid dividends on the Corporation’s Series B Preferred Stock and the liquidation preference value of the Series B Preferred Stock. Therefore, holders of common stock will, in all likelihood, receive no distribution.

Background of, and Reasons for, the Transaction

On May 28, 2010, the OFR closed the Corporation’s three bank subsidiaries and placed them into receivership with the FDIC. Such action left the Trust Company as the Corporation’s only business operations and potential source of income. After considering the relative benefits, costs, risks and possible outcomes of continuing to operate the Trust Company or selling it or its assets, the Corporation’s and the Trust Company’s Boards of Directors determined that operating the Trust Company as an independent business was not in the best interest of the Trust Company, the Corporation or the Corporation’s shareholders. Therefore, to wind up their affairs, the Trust Company has entered into the Agreement and begun the voluntary liquidation process as provided by Florida law and the Corporation has adopted the Plan of Liquidation and Dissolution described in Proposal 3.

Terms of the Transaction

Transfer of Assets and Consideration. In exchange for the Assets, the Acquirer will pay to the Trust Company an initial payment of $656,728 and a contingent payment of up to $743,272. The contingent payment will be made within 360 days of closing of the Transaction. The amount of the contingent payment will be calculated based on the amount of revenue realized from certain designated former Trust Company clients.

Conditions to Closing. The Trust Company’s and the Acquirer’s obligations to close the Transaction are conditioned upon neither party having exercised its termination rights under the Agreement and no governmental authority prohibiting the closing. No regulatory approvals are required for the Transaction.

In addition, the Trust Company’s obligation to close is conditioned upon: (i) all representations and warranties of the Acquirer being true and correct; (ii) the Acquirer having performed its obligations under the Agreement; (iii) any necessary regulatory approvals having been obtained; (iv) the Corporation’s shareholders, or, in the alternative, a court, having approved the Agreement; and (v) the Acquirer having certified to fulfillment of its obligations under the Agreement.

Similarly, the Acquirer’s obligation to close is conditioned upon: (i) all representations and warranties of the Trust Company being true and correct; (ii) the Trust Company having performed its obligations under the Agreement; (iii) there being no material adverse affect on the Trust Company, the Assets or the Trust Company’s business; (iv) the Acquirer not having reached an unsatisfactory result to its due diligence of the Trust Company by April 22, 2011; (v) clients representing at least 80% of the Trust Company’s fourth quarter 2010 revenues agreeing to become clients of Acquirer; and (vi) the Trust Company having certified to fulfillment of its obligations under the Agreement.

Representations and Warranties of the Trust Company. In the Agreement, the Trust Company has represented and warranted to the Acquirer that it: (i) is in good standing under Florida law; (ii) has the power and authority to execute the Agreement and consummate the Transaction; (iii) will not violate its corporate governance documents, contracts or any applicable laws by undertaking the Transaction or entering into the Agreement; (iv) is not in dispute with any client; (v) is not involved in any material litigation; (vi) has in full force and affect all contracts necessary for the operation of its business; (vii) will assist the Acquirer in soliciting the business of the Trust Company’s clients; (viii) has made all required tax filings; (ix) has adequate insurance coverage; (x) operates its business in accordance with applicable laws; (xi) has obtained the agreement of Corporation Chief Executive Officer and Trust Company Chairman and Trust Officer Joe B. Cox to serve as its trust officer until closing of the Transaction; and (xii) has truthfully made each representation.

Representations and Warranties of the Acquirer. In the Agreement, the Acquirer has represented and warranted to the Trust Company that it: (i) is in good standing under Louisiana law; (ii) has the power and authority to execute the Agreement and consummate the Transaction; (iii) will not violate its corporate governance documents, contracts or any applicable laws by undertaking the Transaction or entering into the Agreement; (iv) is not involved in any litigation that would impede its ability to close the Transaction; and (v) has truthfully made each representation.

Pre-Closing Covenants. Until the closing of the Transaction, the Trust Company and the Acquirer have each agreed to: (i) take such actions necessary to fulfill their respective obligations under the Agreement; (ii) not make public announcements relative to the Transaction or the Agreement without consulting the other; and (iii) notify the other if there is an event that will impede that party’s ability to perform under the Agreement. In addition, the Trust Company has agreed to: (i) conduct its business in the ordinary course and use its reasonable best efforts to preserve such business; and (ii) give the Acquirer access to the Trust Company’s employees and records.

Post-Closing Obligations. Following closing of the Transaction, the Trust Company and the Acquirer have agreed to take such additional actions necessary to carry out the intent of the Agreement and to indemnify each other for certain losses in excess of $50,000 which are incurred within 360 days of closing. In addition, the Trust Company has agreed to pay any transfer taxes and make any such required filings and deliver to the Acquirer its records relevant to the Assets and the Trust Company’s business.

Termination. The Agreement can be terminated at any time by mutual agreement of the Trust Company and the Acquirer. In addition, either party may terminate the Agreement if: (i) the Transaction has not been closed by May 1, 2011, unless court approval is required in lieu of shareholder approval, in which case the closing will be extended for up to 60 days; (ii) laws or governmental orders are issued that prohibit the closing of the Transaction; or (iii) the other party breaches its representations, warranties or covenants after failing to cure such breach within 30 days of receiving notice from the non-breaching party.

Effect of Failure to Obtain Shareholder Approval.

If the Corporation fails to obtain shareholder approval of the Agreement and of the Plan of Liquidation and Dissolution described in Proposal 3, below, it intends to pursue the judicial dissolution process provided for pursuant to Sections 607.1430-1431, Florida Statutes. In such case, the Corporation would petition the Circuit Court located in Collier County, Florida for approval to proceed with implementation of the Plan of Liquidation and Dissolution, with the Agreement incorporated by reference therein.

Nature of Business

Florida Trust Company. The Trust Company primarily focuses on offering customers wealth management and financial advisory services, as well as customary fiduciary services. Prior to the closure of the Corporation’s three subsidiary banks, the Trust Company also provided all of those services through its sister banks, and a trust representative was situated in the markets that the banks served with a link to the Trust Company’s home office in Naples, Florida. The Trust Company continues to endeavor to serve those markets, but without the benefit of physical bank offices with which to affiliate.

IBERIABANK. The Acquirer provides a comprehensive financial product line including retail, commercial, private banking, mortgage, treasury management, online banking and investment services. The Acquirer operates 145 branch offices in Louisiana, Alabama, Florida, Arkansas, Tennessee and Texas. IBERIABANK’s principal executive offices are located at 200 West Congress Street, Lafayette, Louisiana 70501 and its telephone number is (800) 968-0801.

Appraisal Rights

Because the Transaction consideration is all cash and because the consideration will be distributed to the Corporation’s shareholders within a year of closing, Corporation shareholders are not entitled to appraisal rights under Florida law. It is also expected that holders of Corporation common stock will receive no portion of the Transaction consideration.

The Board of Directors Unanimously Recommends that Shareholders Vote “FOR”

the Approval of an Asset Purchase Agreement Pursuant to Which

the Corporation’s Wholly-owned Subsidiary, Florida Trust Company,

Will Sell Essentially all of its Assets to IBERIABANK

PROPOSAL 3 - APPROVAL OF A PLAN OF LIQUIDATION AND DISSOLUTION

PURSUANT TO WHICH THE CORPORATION WILL DISTRIBUTE ALL OF ITS ASSETS AND

EFFECT THE DISSOLUTION OF ITS CORPORATE EXISTENCE

On March 8, 2011, the Corporation’s Board of Directors adopted a Plan of Liquidation and Dissolution, (the “Plan”) pursuant to which the Corporation will distribute all of its assets and effect the dissolution of its corporate existence. A copy of the Plan is attached to this Proxy Statement, and incorporated herein by reference, as Appendix C. The following disclosure is qualified in its entirety by the contents of the Plan. To the extent this disclosure differs from the terms of the Plan, the terms of the Plan shall control.

If Proposal 1 is adopted at the Special Meeting, the approval of the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock. If Proposal 1 is not adopted at the Special Meeting, the approval of the Plan will require the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Corporation common stock. No regulatory approval is required to implement the Plan.

Summary of the Plan

As of February 28, 2011, the Corporation’s primary assets were approximately $50,000 in cash, its approximately $2.8 million equity in the Trust Company and the expected proceeds of the Transaction described in Proposal 2, above. As of that same date, the Corporation had $1.1 million in known liabilities. Following consummation of the Transaction and implementation of the Plan, all Corporation assets shall be liquidated. With its liquidated assets, the Corporation shall first pay its creditors and arrange for the payment of future expenses and liabilities. The Corporation will then pay as much of the cumulated and unpaid dividends on the outstanding shares of Corporation Series B Preferred Stock and the liquidation preference price for such shares as is possible with the remaining cash. The Corporation does not expect to have any funds remaining after making those payments; but, if any funds are remaining they will be distributed to the Corporation’s common stockholders.

Background of, and Reasons for, the Plan

On May 28, 2010, the OFR closed the Corporation’s three bank subsidiaries and placed them into receivership with the FDIC. Such action left the Trust Company as the Corporation’s only business operations and potential source of income. After considering the relative benefits, costs, risks and possible outcomes of continuing to operate the Trust Company or selling it or its assets, the Corporation’s and the Trust Company’s Boards of Directors determined that operating the Trust Company as an independent business was not in the best interest of the Trust Company, the Corporation or the Corporation’s shareholders. Therefore, to wind up their affairs, the Trust Company has entered into the Agreement and begun the voluntary liquidation process as described in Proposal 2 and the Corporation has adopted the Plan.

Terms of the Plan

Dissolution. After consummation of the Transaction, the Corporation shall file Articles of Dissolution with the Florida Secretary of State. Following such filing, the Corporation shall not engage in any business activities, except for the purpose of preserving the value of its assets, winding up its business affairs and distributing its assets in accordance with the Plan.

Liquidation and Payment of Expenses and Liabilities. Pursuant to the Plan, all Corporation assets shall be liquidated and the Corporation shall pay all of its debts and liabilities. Following such payments, the Corporation shall set aside funds estimated to be sufficient to pay expenses, taxes and contingent liabilities.

Distributions. Any funds remaining following those actions and events shall first be used to pay the cumulated and unpaid dividends which were due on January 1, 2010, April 1, 2010, July 1, 2010, October 1, 2010 and January 1, 2011, and any accrued portion of any later dividend payments on the outstanding shares of Corporation Series B Preferred Stock. Those cumulated and unpaid dividends total $537,500. Each subsequent dividend will be $107,500, or approximately $1,194.44 per day. If the Corporation’s remaining funds are not sufficient to pay all such dividends, the funds will be allocated pro rata on a per share basis.

If the Corporation retains any funds after making such dividend payments, such funds shall be used to pay the $25,000 per share liquidation preference on the outstanding shares of Corporation Series B Preferred Stock. The aggregate liquidation preference of all 172 shares of Series B Preferred Stock is $4,300,000. If the Corporation’s remaining funds are not sufficient to pay all such liquidation preference amounts, the funds will be allocated proportionately on a per share basis.

It is not expected that the Corporation will retain any funds after paying all or a portion of the liquidation preference on the outstanding shares of Corporation Series B Preferred Stock. Therefore, the Corporation does not expect that it will make any distribution to Corporation common stockholders. If, however, the Corporation does retain any funds after such distribution, the Corporation will distribute such funds to the Corporation’s common stockholders pro rata, on a per share basis.

Distributions may be made in one or more installments, in accordance with the preferences and priorities described above.

Closing of Share Transfer Books. Upon filing of the Articles of Dissolution, the Corporation’s share transfer records for its Series B Preferred Stock and its common stock shall be closed.

Interest of Directors in the Plan

Current Corporation directors own an aggregate of 34 of the 172 outstanding shares of Corporation Series B Preferred Stock. Therefore, in the aggregate, members of the Corporation’s Board of Director will receive approximately 19.77% of any distributions made to holders of Corporation Series B Preferred Stock.

Effect of Failure to Obtain Shareholder Approval

If the Corporation fails to obtain shareholder approval of the Plan, it intends to pursue the judicial dissolution process provided for by Sections 607.1430-1431, Florida Statutes. In such case, the Corporation will petition the Circuit Court located in Collier County, Florida for approval to proceed with implementation of the Plan.

The Board of Directors Unanimously Recommends that Shareholders Vote “FOR”

the Approval of a Plan of Liquidation and Dissolution Pursuant to Which the Corporation Will

Distribute All of its Assets and Effect the Dissolution of its Corporate Existence.

PROPOSAL 4 - ADJOURNMENT OF SPECIAL MEETING

The Board of Directors seeks your approval to adjourn the Special Meeting in the event that there are insufficient votes at the Special Meeting to approve any of Proposal 1, Proposal 2 or Proposal 3. As a number of our shares of common stock are held in “street name,” it can take longer for some of our shareholders to receive proxy solicitation materials. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Special Meeting.

The Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Approval of the Adjournment of the Special Meeting.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials for our 2011 Annual Meeting, a shareholder’s proposal to take action at such meeting must have been received at our corporate headquarters, on or before November 30, 2010. Proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8 in order to be included in our proxy materials. No such proposals were received by that date.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Corporation has no formal procedures to follow for shareholders to communicate with the Board of Directors. Should you wish to submit a written communication to the Board or an individual director, you may mail or deliver such communication to: Bank of Florida Corporation, Board of Directors, c/o Joe B. Cox, Chief Executive Officer, 850 Park Shore Drive, Suite 204, Naples, Florida 34103.

All appropriate communications received from shareholders will be forwarded to the Board of Directors or any committee thereof, as appropriate. Should a shareholder wish to address the Board in person, the shareholder may submit such request to: Bank of Florida Corporation, Board of Directors, c/o Joe B. Cox, Chief Executive Officer, 850 Park Shore Drive, Suite 204, Naples, Florida 34103. Depending on the matter the shareholder wishes to discuss with the Board and the Board’s availability, the Board will consider such a request in determining whether to invite the shareholder to address a Board meeting.

NEW BUSINESS

According to Florida law and our Bylaws, the only business that may be considered at a Special Meeting is that which is contained in the notice of such meeting. Therefore, only Proposal 1, Proposal 2, Proposal 3 and Proposal 4 will be considered at the Special Meeting and no other business will be presented for consideration at the Special Meeting.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Special Meeting will be borne by the Corporation. Proxies may be solicited by directors, officers, or our other employees, in person, or by telephone, e-mail, or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses. Because of the number of our shares that are held in street name, the Corporation has also retained Regan & Associates, Inc., to aid in the solicitation of shareholders, brokers, banks, and other institutional investors for an estimated fee of $12,500.

AVAILABILITY OF OTHER INFORMATION

Our financial statements are included in our 2009 Annual Report on Form 10-K and our March 31, 2010, June 30, 2010, and September 30, 2010 Form 10-Qs, which are available on the Securities and Exchange Commission’s website, at www.sec.gov. Additional printed copies of these documents are available to shareholders at no charge. Any shareholder who would like additional copies may contact Bank of Florida Corporation, 850 Park Shore Drive, Suite 204, Naples, Florida 34103, Attention: Joe B. Cox, Chief Executive Officer, telephone number (239) 322-3706.

We currently file periodic reports (including Form 10-K’s and Form 10-Q’s) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 100 F Street, NE, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements, and other information regarding registrants that file electronically. Information filed by the Corporation is also available for review on this website at www.sec.gov.

BANK OF FLORIDA CORPORATION

March 18, 2011

APPENDIX A

PROPOSED AMENDMENT TO

BANK OF FLORIDA CORPORATION’S

RESTATED ARTICLES OF INCORPORATION

PROPOSED AMENDMENT TO

BANK OF FLORIDA CORPORATION’S

RESTATED ARTICLES OF INCORPORATION

Article VIII of Bank of Florida Corporation’s Restated Articles of Incorporation would be amended to read as below. Text stricken through would be deleted and text underlined would be inserted.

ARTICLE VIII

In addition to any approval of the Board of Directors or any shareholder vote or consent required by the laws of the State of Florida or any other provision of these Articles of Incorporation or otherwise, the affirmative vote or consent of the holders of not less than two-thirds (2/3) of the shares of each class of stock of the Corporation entitled to vote in elections of directors shall be required to authorize, adopt or approve a Covered Transaction; however, the provision of this Article VIII shall not apply to any Covered transaction referred to in this Article VIII with any Interested Person if the Covered Transaction is approved by three-fourths (3/4) of the entire membership of the Board of Directors of the Corporation, in which event the affirmative vote of not less than a majority of the holders of each class of stock of the Corporation entitled to vote in elections of directors shall be required.

For the purpose of this Article VIII:

1.

“Affiliate” and “associate” shall have the respective meanings given those terms in Rule 12-b-2 of the General Rules and Regulations under the Securities Exchange Act of 19344, as amended, as in effect on the date hereof.

2.

A person shall be the “beneficial owner” and “beneficially owns” share of stock of the Corporation other than shares of the Corporation’s stock held in its treasury: (a) which such person and its affiliates and associates beneficially own, directly or indirectly, whether of record or not; (b) which such person or any of its affiliates or associates has the right to acquire, pursuant to any agreement upon the exercise of conversion rights, warrants or options, or otherwise; (c) which such person or any of its affiliates or associates has the right to sell or vote pursuant to any agreement; or (d) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of securities of the Corporation.

3.	“Covered Transaction” is:

(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into any Interested Person (as defined in this Article)(regardless of the identity of the surviving corporation);

(b) any sale, lease or other disposition of all or any substantial part (assets having an aggregate fair market value of twenty-five percent (25%) of the total assets of the Corporation) of the assets of the Corporation or any subsidiary of the Corporation to any Interested Person for cash, real or personal property, including securities, or any combination thereof; or

(c) any issuance or delivery of securities of the Corporation or a subsidiary of the Corporation (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion or by contract) to an Interested Person in consideration for or in exchange of any securities or other property (including cash)~~.; or~~

~~(d) the liquidation of the Corporation.~~

4.

“Interested person” is any person which, as of the record date for the determination of shareholders entitled to notice of any Covered Transaction and to vote thereon or consent thereto, or as of the date of any such vote or consent, or immediately prior to the consummation of any Covered Transaction, beneficially owns, directly or indirectly, five percent (5%) or more of the shares of stock of the Corporation entitled to vote in elections of directors.

5.	“Person” is any individual, partnership, corporation or other entity.

6.	“Subsidiary of the Corporation” is any corporation of which fifty percent (50%) or more of any class of stock is beneficially owned, directly or indirectly, by the Corporation.

Appendix A – Page 1 of 1

APPENDIX B

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

IBERIABANK

AND

FLORIDA TRUST COMPANY

ASSET PURCHASE AGREEMENT

by and between

IBERIABANK

and

FLORIDA TRUST COMPANY

February 21, 2011

Appendix B – Page 1 of 18

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is dated February 21, 2011, by and among IBERIABANK, a Louisiana banking corporation (“Purchaser”), and Florida Trust Company (“Seller”).

Statement of Purpose:

A.	Seller engages in fiduciary activities in Florida (“Trust Business”).

B.	Purchaser is a Louisiana banking corporation.

C.	Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain assets of Seller relating to the Trust Business as more particularly described herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Agreement:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.01 Purchase and Sale of Purchased Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and its successors and assigns, free and clear of any mortgage, lien, claim, security interest or other encumbrance, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s rights, title and interests in, to and under the Purchased Assets. The “Purchased Assets” means all of the Purchased Assets of Seller used in connection with the Trust Business, including the following assets, properties and rights of Seller: All books of account, records, client lists, client account information and prospective client lists relating to the conduct of the Trust Business or otherwise relating to the Purchased Assets set forth in Schedule 1.01(a) (the “Client Account Information”). Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets (as defined below) to Purchaser, and Seller (directly and indirectly) shall retain all right, title and interest to, in and under the Excluded Assets.

Section 1.02 Purchase Price. The Purchase Price (as defined below) for the Purchased Assets will be paid in two installments: (1) Six Hundred Fifty Six Thousand Seven Hundred Twenty Eight Dollars ($656,728.00) shall be payable at Closing (“Initial Payment”); and (2) an additional final payment, if any, to be determined in accordance with the Method of Calculation of Final Determination Payment set forth on Schedule 1.02(b) payable no later than three hundred sixty (360) days after Closing (the “Final Determination Payment”). The Initial Payment is equal to one-half of the “Baseline Deal Amount.” The Baseline Deal Amount is calculated by taking the 4th Quarter 2010 revenue from Schedule 1.02(a) and annualizing it, then subtracting the annualized revenue from the accounts designated as “at-risk” on said Schedule 1.02(a). The Purchase Price is comprised of the Initial Payment amount plus the Final Determination Payment, the latter being calculated in accordance with the Method of Calculation of Final Determination Payment set forth on Schedule 1.02(b).

Section 1.03 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller in immediately available funds.

Appendix B – Page 2 of 18

Section 1.04 Excluded Assets. Purchaser acknowledges that all assets currently owned or leased by Seller and not expressly included on Schedule 1.01(a) shall remain the property of Seller after the Closing Date, including, but not limited to:

(a) all cash, cash equivalents, accounts receivable and short term investments;

(b) all minute books, stock records and corporate seals;

(c) all insurance policies and rights thereunder;

(d) all personnel records and other records that Seller is required by law to retain in its possession;

(e) all claims for refund of taxes and other governmental charges of whatever nature; and

(f) trust powers granted by the Florida Office of Financial Regulation;

provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Trust Business or any of the Purchased Assets.

The assets described in this Section 1.04 are hereinafter collectively referred to as the “Excluded Assets”.

Section 1.05 Retained Liabilities. Seller shall retain, and Purchaser is not assuming any liabilities arising directly or indirectly out of or relating to the ownership or operation of the Purchased Assets, the Excluded Assets or the Trust Business on or prior to the Closing Date, whether such liabilities are known or unknown, choate or inchoate, disclosed or undisclosed, matured or unmatured, absolute or contingent, including, but not limited to unpaid tax liabilities, liabilities to any employee or agent under any employee benefit (including wages and compensation) or welfare plan, liabilities resulting from any litigation against Seller or violations of any applicable law, regulation, or ordinance. All such retained liabilities shall remain the sole responsibility of Seller, and Seller shall pay, perform and discharge when due all such retained liabilities.

Section 1.06 Closing. Unless this Agreement has been terminated pursuant to Article VIII, the purchase and sale (the “Closing”) provided for in this Agreement shall take place on a date no later than the third business day following satisfaction or waiver of the conditions set forth in Article V (referred to herein as the “Closing Date”), at the offices of Purchaser and shall be effected by the execution and delivery of documents by such combination of facsimile, electronic mail and original documents as the parties may mutually determine. The Closing Date may be postponed to a later time and date by mutual agreement of the parties. If the Closing is postponed to a later date, all references to the Closing Date in this Agreement shall refer to such later date.

Section 1.07 Closing Deliveries.

(a) By Seller. At the Closing, Seller shall execute and deliver, or cause to be delivered to Purchaser, the following:

(i) all bills of sale, assignments, endorsements and other good and sufficient instruments of conveyance, transfer and assignment, in a form and substance reasonably satisfactory to Purchaser, as shall be satisfactory to vest in Purchaser good and marketable title to and interest in the Assets, free and clear of all indebtedness, liens, claims, charges, restrictions and encumbrances of every kind and nature whatsoever;

(ii) a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors of Seller, approving and authorizing the transactions contemplated hereby, and certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect; and

Appendix B – Page 3 of 18

(iii) a termination of that certain Agreement dated December 7, 2010 by which Seller and Purchaser agreed to certain undertakings. Such termination, among other things, will expressly release Purchaser from an obligation of non-solicitation of the Trust Employees, as hereinafter defined in Section 2.07.

(b) By Purchaser. At the Closing, Purchaser shall execute and deliver to Seller, the following:

(i) the Initial Purchase Price;

(ii) a certificate of the Secretary of Purchaser containing a true and correct copy of the resolutions duly adopted by the board of directors of Purchaser, approving and authorizing the transactions contemplated hereby, and certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof and again as of the Closing Date, as follows:

Section 2.01 Corporate Existence; Good Standing. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified and is in good standing as a foreign corporation in all of the jurisdictions where such qualification is required by law.

Section 2.02 Power and Authority; Due Authorization. Seller has the full corporate power and authority to execute, deliver and perform this Agreement, execute each of the Transaction Documents to which Seller is or shall be a party, and consummate the transactions contemplated hereby. “Transaction Documents” means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Seller. The execution, delivery and performance by Seller of each of the Transaction Documents to which Seller is a party has been duly and validly authorized and approved by all necessary action on the part of Seller. Each of the Transaction Documents to which Seller is a party is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

Section 2.03 Noncontravention. The execution and delivery of this Agreement and other Documents to which Seller is a party and the consummation of the transactions contemplated herein and therein by Seller, do not, and the consummation of the transactions contemplated herein and therein, will not (i) violate Seller’s Articles of Incorporation or bylaws; (ii) result in the breach of any of the terms and conditions of, or constitute a default with or without notice or before time, or both with respect to or result in the acceleration of any indebtedness or create liability under any material contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which Seller is now a party or by which Seller or the Assets may be bound or affected; or (iii) violate any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body having jurisdiction over Seller or the Purchased Assets.

Section 2.04 Customer and Client Disputes. Seller is not engaged in any dispute with, and has not received any material complaints from, any of its customers or clients (“Clients”).

Appendix B – Page 4 of 18

Section 2.05 Litigation. There is no litigation, action, suit, proceeding, governmental investigation or other proceeding pending or threatened against Seller or which could adversely affect the Purchased Assets, properties or business of Seller or Seller’s ability to convey the Purchased Assets being purchased hereunder.

Section 2.06 Contracts. All contracts necessary to operate its business are valid and are in full force and effect according to their material terms, and no material default by Seller exists under any such contract agreement, and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default under any such contract or agreement.

Section 2.07 Cooperation. Purchaser has entered into Employment Agreements with those certain employees engaged in the Trust Business set forth on Schedule 2.07(i) (“Trust Employees”). Seller agrees to assist the Trust Employees in soliciting the Clients subject to Contracts with Seller.

Section 2.08 Taxes. Seller has duly filed and will have duly filed all federal, state and local employment, income, gross receipts, sales and use tax returns which were required to be filed prior to the date hereof, on the Closing Date and as the case may be, and have paid all taxes which have become due pursuant to said returns or pursuant to any assessment received by Seller and as of the date hereof or and as of the Closing Date.

Section 2.09 Insurance. The Assets, the Trust Business and its employees are insured under various policies of general liability, errors and omissions and other forms of insurance, which policies are of the type and in the amounts customary and adequate for the Trust Business. Seller has not been refused any insurance with respect to the Trust Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Trust Business or the Assets which require or recommend changes in the conduct of the Trust Business or operations of Seller. All premiums payable under all such policies have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies.

Section 2.10 Compliance with Laws; Permits and Orders. Seller is not engaging in any activity or omitting to take any action with respect to the Business or the Assets that is or creates a material violation of any law, regulation or rule applicable to the Trust Business. Neither the Trust Business nor any of the Assets is subject to any order which has had or may result in a material adverse effect on either of them. Seller possess all licenses necessary for the lawful operation of the Trust Business as presently conducted and is in compliance with all such licenses and all applicable laws and orders where a failure to have such licenses or so to comply would have a material adverse effect on either the Trust Business or the Assets.

Section 2.11 Fiduciary Administration. In furtherance of Seller’s undertakings in Section 2.10, Joe Cox (“Mr. Cox”) has executed an Independent Consulting Agreement with Seller by which Mr. Cox agrees to serve as a trust officer for Seller between the time of execution of this Agreement and Closing.

Section 2.12 Correction of Representations. No representation or warranty of Seller in this Agreement or in any exhibit, certificate or schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which it was made, not misleading in any material respect.

Section 2.13 No Other Representations or Warranties. Purchaser acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, whether express or implied, except as may be provided in this Article II, and Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II.

Appendix B – Page 5 of 18

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller, as of the date hereof and again as of the Closing Date, as follows

Section 3.01 Corporate Existence; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Purchaser is or will be duly qualified to do business in each jurisdiction in which the nature of the Assets being acquired requires such qualification.

Section 3.02 Corporate Power and Authority; Due Authorization. Purchaser has the full corporate power and authority to execute, deliver and perform this Agreement, execute each of the Transaction Documents to which Purchaser is or shall be a party, and consummate the transactions contemplated hereby. “Transaction Documents” means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Purchaser. The execution, delivery and performance by Purchaser of each of the Transaction Documents to which Purchaser is a party has been duly and validly authorized and approved by all necessary action on the part of Purchaser. Each of the Transaction Documents to which Purchaser is a party is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

Section 3.03 Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Purchaser does not, and the consummation of the transactions contemplated herein will not (i) violate Purchaser’s Articles of Incorporation or bylaws; (ii) result in the breach of any of the terms and conditions of, or constitute a default with respect to or result in the acceleration of any indebtedness or create liability under any material contract, agreement, commitment, indenture, mortgage, note, bond, lease, license or other instrument or obligation to which Purchaser is now a party or by which Purchaser or the Assets may be bound or affected; or (iii) violate any law, rule or regulation of any administrative agency or governmental body or self-regulatory organization, or any order, writ, injunction or decree of any court, administrative agency or governmental body.

Section 3.04 Litigation. There is no litigation, action, suit, proceeding, governmental investigation or other proceeding pending or threatened against Purchaser in respect of the consummation of the transactions contemplated hereby.

Section 3.05 Correction of Representations. No representation or warranty of Purchaser in this Agreement or in any exhibit, certificate or schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which it was made, not misleading in any material respect.

Section 3.06 No Other Representations or Warranties. Seller acknowledges that Purchaser has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, whether express or implied, except as may be provided in this Article III, and Seller is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article III.

ARTICLE IV

PRE-CLOSING COVENANTS

Section 4.01 General. Subject to the terms and conditions of this Agreement, each of the parties shall take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement and the Transaction Documents which are required to be performed on or prior to the Closing Date and use its reasonable efforts to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as reasonably practicable.

Appendix B – Page 6 of 18

Section 4.02 Further Assurances. Prior to the Closing Date, each of the parties shall give all required notices to third parties, governmental authorities and self-regulatory organizations and shall use its reasonable efforts to obtain all material third-party, governmental and self-regulatory consents and approvals that it is required to obtain in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.03 Interim Conduct of the Trust Business. Except as expressly permitted by this Agreement, or pursuant to Purchaser’s prior written consent, which may be withheld in Purchaser’s sole and absolute discretion, from and after the date hereof through the Closing Date, Seller shall (i) conduct its operations and the Trust Business in accordance with its ordinary course of business in all material respects, consistent with past practices and (ii) use its reasonable best efforts to preserve intact its business organization, preserve the goodwill of those having business relationships with Seller, preserve its relationships with customers, clients, creditors and supplies, maintain its books, accounts and records and comply in all material respects with all applicable laws, rules and regulations. In order to attempt to preserve the ongoing continuing value of the Trust Business, Purchaser shall have the right to be on-site and shall coordinate and consult with representatives of Seller regarding the business, operations and management of the Trust Business.

Section 4.04 Public Announcements. Neither party shall issue any press release nor make any public announcement of this Agreement nor the transactions contemplated hereby, and shall consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement. In no event shall either party issue a press release until Seller shall have waived or satisfied the requirements of Section 5.02(d). To the extent a party must make disclosure(s) pursuant to the requirements of the Securities Exchange Act of 1934, that party agrees to provide the other party with a draft of such disclosure for comment not less than twenty-four hours prior to dissemination.

Section 4.05 Full Access; Confidentiality.

(a) Between the date hereof and the Closing Date, Seller shall afford Purchaser and its representatives reasonable access during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books and records of Seller, including, but not limited to, the Client Account Information. Seller shall cause the officers, employees, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disturbance to the Trust Business.

(b) Except for any disclosure made with the written consent of the other party, Purchaser shall, and shall cause its employees, directors, agents and other representatives to, maintain the confidentiality of all non-public information furnished to it by Seller in connection herewith concerning Seller, specifically including, but not limited to, the Trust Business, the Purchased Assets and the Client Account Information (collectively, the “Confidential Information”) and shall not use any of such Confidential Information for any purpose except in furtherance of the transactions contemplated by this Agreement. If Purchaser is requested or becomes legally compelled or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Purchaser will provide Seller with prompt notice of such request so that Seller may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Purchaser may furnish that portion (and only that portion) of the Confidential Information that, in the opinion of its counsel, it is legally compelled or is otherwise required to disclose; provided, however, that Purchaser must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed. If this Agreement is terminated pursuant to Article VIII, Purchaser shall promptly return or certify the destruction of all documents and copies and extracts thereof, and all work papers, containing Confidential Information received from Seller.

Appendix B – Page 7 of 18

(c) From and after the Closing, Seller shall use the same efforts to maintain the confidentiality of the Confidential Information used to maintain the confidentiality of such information prior to Closing.

Section 4.06 Notification of Certain Matters; Supplemental Disclosure. Each party shall give the other reasonably prompt notice upon learning of any event that is reasonably likely to cause any of the conditions set forth in Article V not to be satisfied. Seller shall give prompt written notice to Purchaser of the occurrence of any event that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller, the Trust Business or the Purchased Assets. A “material adverse effect” is a condition, event, change or occurrence that is reasonably likely to have a material adverse change in or to the Trust Business or the Purchased Assets; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect on the Trust Business or the Purchased Assets the primary cause of which is: (a) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to the Purchaser or to the Seller; (b) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the trust or fiduciary services businesses, but not uniquely relating to the Trust Business or the Purchased Assets; (c) events, conditions or trends in economic, business or financial conditions affecting the banking business specifically (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a materially disproportionate adverse effect upon the Trust Business or the Purchased Assets; (d) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (e) actions or omissions of the Seller taken with the prior written consent of the Purchaser in performance of the Purchaser’s obligations under this Agreement; and (f) any change, effect, event or occurrence arising out of the Seller’s performance of its obligations under this Agreement. Each of the parties agrees to use their respective reasonable efforts to prevent or promptly remedy (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall give prompt written notice to the other of any material development which would give rise to a failure of a condition set forth in Article V. The delivery of any notice pursuant to this Section 4.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, or of any untrue representation or warranty made herein.

ARTICLE V

CONDITIONS TO THE CLOSING

Section 5.01 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated herein are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by each party to the extent permitted by applicable law:

(a) no order, decree, ruling, judgment or injunction enacted, entered, promulgated or issued by any governmental authority or self-regulatory organization of competent jurisdiction making illegal or otherwise prohibiting the purchase and sale of Assets and the consummation of the transactions contemplated herein shall be in effect; and

(b) neither party shall have exercised any termination right such party has the right to exercise pursuant to Article VIII.

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Section 5.02 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller to the extent permitted by applicable law:

(a) the representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date;

(b) Purchaser shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement and the Transaction Documents at or prior to the Closing Date;

(c) all notices or filings with any governmental or regulatory agencies have been filed and approved, if required, and any mandatory waiting period shall have expired;

(d) Seller shall have obtained the written approval of its sole shareholder, Bank of Florida Corporation (“BoFL”). In providing this written approval BoFL must first receive: (i) written approval from its shareholders; or (ii) an order from a court of competent jurisdiction that no approval is required from its shareholders, and if the latter is required and Buyer is not otherwise entitled to terminate this Agreement, then Seller may cause the Closing to be extended beyond May 1, 2011 for a period of sixty days; and

(e) Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed by an executive officer of Purchaser, certifying the conditions set forth in this Section 5.02 have been satisfied or waived.

Section 5.03 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated herein are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser to the extent permitted by applicable law:

(a) the representations and warranties of Seller contained herein shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date;

(b) Seller shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement and the Transaction Documents at or prior to the Closing Date;

(c) Since the date hereof, there shall not have been any material adverse affect on Seller, the Trust Business or the Purchased Assets;

(d) Purchaser shall have satisfied itself with its due diligence investigation of Seller, the Trust Business and the Purchased Assets, which shall be concluded or waived by Purchaser upon close of business sixty (60) days following the execution hereof;

(e) Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by an executive officer of Seller, certifying the conditions set forth in this Section 5.03 have been satisfied or waived;

(f) Purchaser shall have obtained written client acceptance in the form of designation of Iberia Wealth Advisors as trustee, custodian, agent or investment consultant from accounts (i) not deemed at risk listed on Schedule 1.02(a) and (ii) representing 80% of the revenue of Seller as measured by the Fourth Quarter 2010 realized revenue amounts set forth on Schedule 1.02(a) (the “80% Threshold”); and

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(g) Written client acceptance from the XXXXX account is an express condition to Closing and will count towards the 80% Threshold calculation.

Section 5.04 Frustration of Closing Conditions. None of the parties may rely on the failure of any condition set forth in this Article V to be satisfied if such party’s material breach of this Agreement has been a principal cause of the failure of such condition to be satisfied.

ARTICLE VI

POST-CLOSING COVENANTS AND UNDERTAKINGS

Section 6.01 Further Assurances; Cooperation. Without further consideration, at any time and from time to time after the Closing Date, the parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents and instruments; (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; and (iv) to cooperate with one another in all reasonable respects in connection with the defense of any third-party claim against one of the parties.

Section 6.02 Transfer Taxes. All transfer taxes incurred in connection with this Agreement, if any, whether levied on Purchaser or Seller, shall be paid by Seller when due. Seller will file, to the extent required by law, all necessary tax returns and other documentation with respect to such transfer taxes. To the extent required by law, but subject to its review and approval, Purchaser will join in the execution of any such tax return or other documentation. Purchaser shall be entitled to review, in advance such tax returns as its may be required to join and execute and such tax returns shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld or delayed.

Section 6.03 Delivery of Books and Records. On the Closing Date, Seller shall deliver all books and records possessed or to be possessed by such party relating to the Assets and the Trust Business, specifically including, but not limited to, all, Client Account Information. For a period of ninety (90) days after the Closing Date, Seller shall provide Buyer and its representatives with access, upon reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of Seller and (ii) the books and records of Seller, but in each case, only to the extent relating to the Trust Business or the Assets prior to the Closing Date for the exclusive purpose of determining additional books and records pertaining to the Assets and Trust Business which should be delivered.

ARTICLE VII

EXTENSIONS AND WAIVERS; AMENDMENTS

Section 7.01 Waivers. Any failure by any party to this Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by Seller in the case of a default by Purchaser and by Purchaser in the case of a default by Seller. Seller and Purchaser will not be deemed, as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by Seller on the one hand, or Purchaser on the other hand: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (ii) to have modified, changed, amended, terminated, rescinded or superseded any of the terms of this Agreement, unless such waiver, modification, amendment, change, termination, rescission or suppression is express, in writing and signed by a duly authorized officer of Seller or a duly authorized officer of Purchaser. No single or partial exercise by Seller or Purchaser of any right or remedy will preclude other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other person. Except as provided in this Section 7.01, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement.

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Section 7.02 Amendments. Except to the extent set forth in Section 7.01 herein above, the terms, provisions and conditions of this Agreement may not be changed, supplemented or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the parties; or

(b) by either party, if:

(i) the Closing has not occurred by May 1, 2011, unless extended in accordance with Section 5.02(d) for a period of sixty days, provided that the party seeking to terminate this Agreement pursuant to this subsection has not breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(ii) (A) there are any laws that prohibit the purchase and sale of the Purchased Assets and the Trust Business, or make such purchase and sale, illegal, or if an order, decree, ruling, judgment or injunction has been entered by a governmental authority or self-regulatory organization of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Purchased Assets or evidencing an intent to withhold approval if such approval is necessary to consummate the purchase and sale, and (B) such order, decree, ruling, judgment or injunction has become final and non-appealable, and the party seeking to terminate this Agreement pursuant to this subsection has used its reasonable efforts to resist, invalidate, resolve or remove such laws, order, decree, ruling, judgment or injunction; or

(iii) the representations and warranties of either Seller or Purchaser contained in Articles II and III, respectively, (A) fail to be true and correct in any respect that causes a failure of the conditions set forth in Article V or (B) the Purchaser or Seller materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within thirty (30) days after the non-defaulting party’s written notice thereof to the defaulting party.

Section 8.02 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, other than the provisions of Sections 1.02, 4.05 and 8.02, and Article IX of this Agreement, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that, subject to such provisions, any such termination shall not relieve any party hereto from liability for any willful breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Seller Indemnification of Purchaser. Seller hereby agrees to hold harmless and indemnify Purchaser, and its directors, officers, shareholders, employees, agents, representatives, successors and assigns (hereinafter individually referred to as a “Purchaser Indemnified Party”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees actually incurred, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, as a result of, arising from, or relating directly or indirectly to: (i) any inaccuracy in or any breach or nonfulfillment of any of the representations or warranties made by Seller in this Agreement (a “Seller Misrepresentation”); (ii) any breach or nonfulfillment of any of the covenants or agreements made by Seller in this Agreement; (iii) the operation of Business and ownership of the Purchased Assets prior to the Closing; (iv) any Excluded Asset; and (v) any noncompliance with any bulk sales laws or fraudulent transfer laws in respect of the transactions contemplated hereby (collectively, “Purchaser Indemnifiable Claims”).

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Section 9.02 Purchaser Indemnification of Seller. Purchaser hereby agrees to hold harmless and indemnify Seller and its respective directors, officers, shareholders, employees, agents, representatives, successors and assigns (hereinafter individually referred to as a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any Seller Indemnified Party, directly or indirectly, as a result of, arising from, or relating, directly or indirectly, to any third-party litigation relating to: (i) any inaccuracy in or breach or nonfulfillment of the representations or warranties made by Purchaser in this Agreement (a “Purchaser Misrepresentation”); (ii) any breach or nonfulfillment of any of the covenants or agreements made by Purchaser in this Agreement; and (iii) the use or operation of the Purchased Assets or acts or omissions of Purchaser in its operation of the business acquired hereunder from and after the Closing Date (collectively, “Seller Indemnifiable Claims”).

Section 9.03 Defined Terms. As used herein, the term “Indemnified Party” shall mean a Purchaser Indemnified Party when applied to Section 9.01 hereof and shall mean a Seller Indemnified Party when applied to Section 9.02 hereof; the term “Indemnifiable Claims” shall mean Purchaser Indemnifiable Claims when applied to Section 9.01 hereof and Seller Indemnifiable Claims when applied to Section 9.02 hereof; and the term “Misrepresentations” shall mean Seller Misrepresentations when applied to Section 9.01 hereof and Purchaser Misrepresentations when applied to Section 9.02 hereof.

Section 9.04 Limitation on Indemnification.

(a) No Indemnified Party shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a Misrepresentation (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims), unless the aggregate of all Damages of the Indemnified Party with respect to such Indemnifiable Claim exceeds fifty thousand Dollars ($50,000.00), in which event such Indemnified Party shall be entitled to indemnification hereunder for Damages with respect to the first dollar of such Damages and not just the amount that exceeds fifty thousand Dollars ($50,000.00) and (ii) unless the Indemnified Party asserts its Indemnifiable Claims within three hundred sixty (360) days of the Closing Date.

(b) Notwithstanding the foregoing, in no event shall Purchaser or Seller, nor any of their respective officers, directors, shareholders, employees, agents, representatives, heirs, successors or assigns be liable for any punitive, exemplary or special damages or any damages that are remote or speculative such that applicable law would deny recovery for breaches of contract.

(c) From and after the Closing Date, the remedies provided in this Article X shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any and all Damages arising out of, relating to, or resulting from, any inaccuracy in or breach or nonfulfillment of the representations or warranties made by the parties in this Agreement or any breach or nonfulfillment of any of the covenants or agreements made in this Agreement.

Section 9.05 Procedure for Indemnification with Respect to Third-Party Claims.

(a) If an Indemnified Party determines to seek indemnification under this Article IX with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the “Other Party”) within forty-five (45) days of such Indemnified Party becoming aware of any such Indemnifiable Claim. Upon receipt of such notice, the Other Party shall be entitled, if it so elects by written notice delivered to such Indemnified Party within fifteen (15) days after receiving such Indemnified Party’s notice (the “Response Period”), to assume the defense of such asserted liability with counsel satisfactory to such Indemnified Party; provided, however, that if the Other Party assumes such defense, the Other Party shall be deemed to have accepted such claim as a valid Indemnifiable Claim. Notwithstanding the foregoing: (i) such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by such Indemnified Party; (ii) such Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of such Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that the Other Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties shall make available to each other all relevant information in their possession that is material to any such assertion.

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(b) In the event that the Other Party fails to assume the defense of an Indemnified Party against any such Indemnifiable Claim within the Response Period, such Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Other Party.

(c) Notwithstanding anything in this Article IX to the contrary, the Other Party will not be entitled to assume control of the defense of an Indemnifiable Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if: (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Other Party in such proceeding; or (iii) a court of competent jurisdiction rules that the Other Party has failed or is failing to prosecute or defend vigorously such claim.

(d) The Other Party shall not, without such Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

Section 9.06 Limitations on Indemnification Obligations. Notwithstanding anything else contained herein to the contrary, in no event shall Purchaser or Seller, nor any of their respective officers, directors, shareholders, employees, agents, representatives, heirs, successors or assigns be liable for any punitive, exemplary, special, indirect or consequential damages, including specifically, but without limitation, loss of anticipated profits, loss of use, loss of revenue, cost of replacement services, claims of customers or any third-party or other damages arising from Indemnifiable Claim.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, consents, request, instructions, approvals and other communications authorized or required herein shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the following address:

If to Seller:

Florida Trust Company

c/o Richard Pearlman

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

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If to Purchaser:

IBERIABANK

Attn: Mr. Jason Waters

2340 Woodcrest Place

Birmingham, AL 35209

Notice given by mail, as set forth above, shall be deemed delivered at the time and on the date the same is postmarked. Any Party may change its address for notices under this Agreement at any time by giving the other Parties notice of such change.

Section 10.02 Further Assurances. From time to time, as and when requested by Purchaser or its successors or assigns, Seller agrees to execute and deliver all such documents and instruments and agree to take or cause to be taken such further and other action as Purchaser may reasonably deem necessary or desirable in order to further assure that there has been vested or perfected in, or to confirm of record or otherwise to, Purchaser’s title to and possession of all of the Assets and privileges, powers, immunities, licenses and franchises intended herein to be obtained by virtue of this Agreement, and otherwise to carry out the purposes of this Agreement.

Section 10.03 Cost and Expenses. Each of the parties shall pay its own costs and expenses incurred in connection with the proceedings taken with respect to the negotiation and consummation of this Agreement, or otherwise relating hereto. Each of the parties represents and warrants that no broker or finder has been employed by either of them in connection with this transaction, and no commissions are payable by them to any broker or finder.

Section 10.04 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement and the parties’ rights and obligations under this Agreement shall not be assigned by a party to another person without the prior written consent of the other party.

Section 10.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated herein, supersedes and is full substitution for any and all prior agreements and understandings between or among them or any of them relating to such transactions including, without limitation, the Agreement referenced in Section 1.07, and no party shall be liable or bound to the other party in any manner with respect to such transactions by any warranties, representations, indemnities, covenants and agreements, except as specifically set forth herein or in an amendment hereto executed in accordance with Article VII.

Section 10.06 Descriptive Headings. The descriptive headings of the several sections to this Agreement are inserted for convenience only and shall not control or affect the meaning, interpretation or construction of any of the provisions hereof.

Section 10.07 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original, and all of the counterparts shall constitute, and shall be deemed to constitute, one and the same agreement.

Section 10.08 Gender. Whenever the context of this Agreement requires, words used in singular shall be construed to include the plural and vice versa, and pronouns of one gender shall be deemed to include all other genders.

Section 10.09 Severability. Should any part of this Agreement for any reason be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining parts, which remaining parts shall continue to be in full force and effect as if this Agreement had been executed with the invalid parts thereof eliminated so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner mutually adverse to any party. Upon such determination, any term or other provision which is revoked, amended or incapable of being determined, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 10.10 Governing Law. This Agreement shall be construed, interpreted, enforced and governed according to the laws, statutes, cases, rules and regulations of the State of Louisiana.

Section 10.11 Equitable Relief. The parties agree that (i) if any party breaches this Agreement, the damage may be substantial, although difficult to ascertain, and money damages may not afford an adequate remedy, and (ii) if any party is in breach of this Agreement, or threatens a breach of this Agreement, each of the other parties shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

Section 10.12 Joint Negotiation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the parties, and shall not be construed against one party as a result of the preparation, submission or other even of negotiation, drafting or execution hereof.

Section 10.13 Dispute Resolution; Waiver of Jury Trial; Venue. The parties shall attempt to resolve any claims, counterclaims, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement or in any way relating to the subject matter of this Agreement involving the parties or their representatives (each a “Dispute”), by allowing an officer of the Purchaser and Seller thirty (30) days to attempt in good faith to reach an agreement with respect to such Dispute. Each Dispute that is not resolved by mutual agreement of the parties may be resolved by litigation consistent with the following. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS AGREEMENT. With respect to any Dispute, each party irrevocably: (i) submits to the non-exclusive jurisdiction of the courts of the State of Louisiana and the United States District Court located in Lafayette, Louisiana; and (ii) waives any objection which it may have at any time to the laying of venue of any Dispute brought in any such court, waives any claim that such Dispute shall have been brought in an inconvenient forum and further waives the right to object, with respect to such Dispute, that such court does not have any jurisdiction over such party.

Section 10.14 No Joint Venture. Nothing contained in this Agreement creates or is intended to create any association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with respect to any party.

[Signatures appear on following page]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their corporate names and their corporate seals to be hereunto affixed, by and through their respective duly authorized officers, under seal, all as of the day, month and year first above written.

SELLER: FLORIDA TRUST COMPANY By: /s/ Joe B. Cox
Name: Joe B. Cox
Its: Chairman

PURCHASER:
IBERIABANK

By: /s/ Daryl G. Byrd
Name: Daryl G. Byrd
Its: President & CEO

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Schedule 1.01(a)

Purchased Assets

The employees and clients of Seller, including all client files and information pertaining to the financial performance and other pertinent operating information, furniture, fixtures, and equipment of Seller including computers, phones and other office equipment.

Schedule 1.02(a)

Omitted for consumer privacy reasons.

Schedule 1.02(b)

Method of Calculation of Final Determination Value

and Final Determination Payment

Final Determination Value

On the Final Determination Date, which shall be three hundred thirty five (335) days from the Closing Date, a calculation shall be made of the value delivered to Purchaser by Seller pursuant to Section 1.02. This amount (the “Final Determination Value”) will determine the amount of the Final Determination Payment, if any, to be made to Seller and will be determined as follows:

Using the accounts listed on Schedule 1.02(a), the total revenue realized during the three hundred thirty five day period shall be determined, then adjusted. In order for the revenue in an account to be included in the Final Determination Value, the account shall continue to be open and in good standing as of the Final Determination Date. The total revenue realized for the three hundred thirty five day period shall then be annualized by multiplying the adjusted total revenue by 1.0909. Revenue from accounts closed during the period between Closing Date and Final Determination Date shall not count toward the Final Determination Value.

Final Determination Payment

“Accounts” are defined as:

1.	entities that exist to hold assets;

2.	have an account number assigned; and

3.	produce revenue.

“Client relationships” are defined as:

1.	one or more accounts; or

2.	relationships with individuals, family groups, corporations or other entities.

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For the purposes of determining the Final Determination Value, the following will be included, provided the accounts continue to be open and in good standing as of the Final Determination Date:

•	Revenues received from accounts added to client relationships that exist as of the Closing Date (i.e., existing client relationships)

•	Revenues received from assets added to accounts that were open as of the Closing Date and are listed in Schedule 1.02(a)

•

Revenues resulting from accounts that result from the combining or splitting of accounts that were open as of the Closing Date. This combining or splitting may result from rebalancing or changes in investment strategy, or changes in the client relationship’s specific situation.

•

Revenues from accounts that were open as of the Closing Date but were subsequently closed and reopened with a different account number during the period between the Closing Date and the Final Determination Date as a result of a change in manager or strategy

•	Revenues resulting from accounts that were open as of the Closing Date and listed as “at-risk” on Schedule 1.02(a)

For the purposes of determining the Final Determination Value, the following will not be included:

•

Client relationships and associated accounts added during the period between the Closing Date and the Final Determination Date, except those that were pending prior to the Closing Date, a list of which will be agreed upon prior to the Closing Date

•	One-time or non-recurring fees realized during the period between the Closing Date and the Final Determination Date

At the Final Determination Date, the list of eligible accounts shall be determined by comparing the total list of accounts open and in good standing on that date versus the accounts listed on Schedule 1.02(a) and removing accounts that are client relationships added during the period between the Closing Date and the Final Determination Date. The revenue realized during the Three Hundred Thirty-Five (335) period between the Closing Date and the Final Determination Date will be calculated as the Final Determination Value subject to the conditions above. The effect of changes in the value of financial markets will not be adjusted for in the Final Determination Value.

Within thirty (30) days of the Final Determination Date, the lesser of the following two amounts shall be paid consideration to Seller as the Final Determination Payment, pursuant to Section 1.02:

1.	The difference between the Final Determination Value and $656,728.00, or

2.	Seven Hundred Forty Three Thousand Two Hundred Seventy Two Dollars ($743,272).

Schedule 2.07(i)

Trust Employees

XXXXX

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APPENDIX C

PLAN OF LIQUIDATION AND DISSOLUTION OF

BANK OF FLORIDA CORPORATION

PLAN OF LIQUIDATION AND DISSOLUTION OF

BANK OF FLORIDA CORPORATION

This Plan of Liquidation and Dissolution (this “Plan”) is to effect the complete liquidation and dissolution of Bank of Florida Corporation (the “Corporation”), in accordance with the applicable provisions of Chapter 607, Florida Statutes, and the following:

1. The Board of Directors (the “Board”) of the Corporation shall submit this Plan to the shareholders of the Corporation for approval at a meeting of shareholders to be held as soon as practicable after the date hereof.

2. Should the shareholders of the Corporation not approve this Plan, the Board shall pursue judicial dissolution pursuant to Sections 607.1430-1431, Florida Statutes.

3. Consummation of the transactions contemplated by that certain Asset Purchase Agreement by and between IBERIABANK and the Corporation’s wholly-owned subsidiary, Florida Trust Company, dated as of February 21, 2011, (the “Agreement”) are an inherent part of the implementation of this Plan; therefore, the Agreement is incorporated by reference into this Plan and, if not previously approved by the shareholders of the Corporation, shall be included with this Plan in the judicial dissolution process.

4. Following shareholder approval or the issuance of a judicial order approving a petition for judicial dissolution, this Plan shall become effective on a date selected by the Board, which date shall not be earlier than the date of the consummation of the transactions contemplated by the Agreement (the “Effective Date”).

5. On the Effective Date, the Corporation shall file Articles of Dissolution with the Florida Secretary of State.

6. The Board shall cause all assets of the Corporation to be liquidated and all debts and liabilities of the Corporation to be paid promptly after the Effective Date.

7. After payment of all known liabilities, the Board shall set aside cash in a reserve fund in an amount estimated by the Board to be necessary for the payment of estimated expenses, taxes and contingent liabilities (including expenses of liquidation, dissolution and termination of existence and distribution of assets), and shall distribute the balance of any cash assets of the Corporation to its shareholders, as provided in paragraph 8, below.

8. At such time as the Board has determined that all liabilities of the Corporation have been paid or provided for, and in any event within one year of the Effective Date, the Board of Directors shall forthwith cause any funds remaining to be distributed to its shareholders, in one or more installments, as provided in paragraph 9, below.

9. Any distribution of cash pursuant to paragraphs 7 and 8, above, shall be made as follows: (i) first, pro rata to holders of shares of the Corporation’s Series B Preferred Stock in the amounts of any cumulated, unpaid dividends due on such shares; (ii) second, pro rata to holders of shares of the Corporation’s Series B Preferred Stock in the amount of the liquidation preference of such shares; and (iii) third, pro rata to holders of shares of the Corporation’s common stock.

10. As permitted by Section 607.1405(2)(b), Florida Statutes, the Corporation’s share transfer records relative to its Series B Preferred Stock and its Common Stock shall be closed as of the Effective Date.

11. From and after the Effective Date, the Corporation shall not engage in any business activities, except for the purpose of preserving the value of its assets, winding up its business affairs and distributing its assets in accordance with this Plan and in accordance with Section 607.1405, Florida Statutes.

12. The Board is vested with all power and authority to carry out the terms, conditions and provisions of the Plan.

13. As promptly as practicable after the Effective Date, the Corporation shall file all required tax returns, information returns, and other documents required to be filed with the Internal Revenue Service.

ADOPTED by the Board of Directors of the Corporation on March 8, 2011.

/s/ Joe B. Cox
Joe B. Cox, Chief Executive Officer

Appendix C – Page 1 of 1

REVOCABLE PROXY

BANK OF FLORIDA CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints each member of the Board of Directors of Bank of Florida Corporation (the “Corporation”), with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of the Corporation which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at Corporation’s corporate headquarters located at 850 Park Shore Drive, Suite 204, Naples, Florida 34103, on Tuesday, April 26, 2011, at 9:00 a.m.., and at any and all adjournments thereof.

The undersigned shareholder of the Corporation may revoke this Proxy at any time before it is voted by either filing with the Corporate Secretary of the Corporation, a written notice of revocation, by delivering to the Corporation a duly executed Proxy bearing a later date, or by attending the Special Meeting and voting in person.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL 1: Approval of an amendment to the Corporation’s Restated Articles of Incorporation to remove the supermajority approval requirement for a liquidation of the Corporation	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 2: Approval of an Asset Purchase Agreement pursuant to which the Corporation’s wholly-owned subsidiary, Florida Trust Company, will sell essentially all of its assets to IBERIABANK	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: Approval of a Plan of Liquidation and Dissolution pursuant to which the Corporation will distribute all of its assets and effect the dissolution of its corporate existence	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4: Adjournment of the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing proposals	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED.

IMPORTANT: Please sign your name exactly as it appears on your stock certificate. When shares are held by joint tenants, both must sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from the Corporation, prior to the execution of the Proxy, a Notice of the Annual Meeting and a Proxy Statement dated March 18, 2011.

Signature:

Signature if held jointly:
ADDRESS LABEL

Date:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 26, 2011

A copy of this Proxy Statement, as well as the Corporation’s 2009 Annual Report on Form 10-K are also available to shareholders via the Internet at http://www.RRDEZProxy.com/2011/BOFL.

Please mark, sign, date and return this Proxy Card promptly, using the enclosed envelope. If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.